Exhibit 99.1

Scientific Games Announces Fourth Quarter and Full Year 2012 Results

Revenue Growth of 4% in the Fourth Quarter and 7% in 2012

Attributable EBITDA Increase of 13% in the Fourth Quarter and 5% in 2012

NEW YORK, March 11, 2013 - Scientific Games Corporation (Nasdaq: SGMS) today announced results for the fourth quarter and year ended December 31, 2012.

Summary Financial Results

($ in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$249.2	$239.1	$940.6	$878.7
Operating (loss) income	(6.3)	19.2	38.2	83.8
Attributable EBITDA	90.6	80.3	343.3	327.5

Net loss	(24.7)	(8.5)	(62.6)	(12.6)
Net loss per share	(0.29)	(0.09)	(0.70)	(0.14)

Total capital expenditures	(31.3)	(23.5)	(111.3)	(91.9)
Free cash flow	17.5	(5.1)	45.4	79.2

Attributable EBITDA and free cash flow are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to GAAP financial measures in the accompanying tables.

Recent Business Highlights

▪	In January 2013, Scientific Games entered into an agreement to acquire WMS Industries Inc. (NYSE: WMS) (“WMS”), a leading supplier of gaming machines and interactive gaming systems and content; the acquisition would combine two leading companies in the lottery and gaming industries to create a company with the ability to offer an extensive range of products and services to public and private sector lottery and gaming customers around the world
▪	In December 2012, a consortium in which Scientific Games owns a 16.5% equity interest, was provisionally awarded a 12-year concession for the exclusive rights to the production, operation and management of instant ticket lotteries in Greece; Scientific Games expects to serve as the exclusive supplier of instant tickets over the term of the concession
▪	Scientific Games’ U.S. instant ticket and lottery systems customers’ retail sales increased 5.1% and 10.9%, respectively, in the fourth quarter of 2012 compared to the prior-year period, based on third-party data
▪	Global Draw’s U.K. total gross win and gross win per terminal per day increased approximately 4% and 1%, respectively, in the fourth quarter of 2012 versus the prior-year period, excluding gross win attributable to the William Hill contract in the prior-year period
▪	The Company executed the following contracts:
o	Five-year contract extension with the Connecticut Lottery to continue providing lottery systems and services until May 2018
o	Two-year contract with the Iowa Lottery to supply instant tickets through December 2014
o	Agreement with the Maryland Lottery to provide Properties Plus® internet-based player loyalty rewards program through June 2016
▪	Scientific Games repurchased 2,735,233 of its common shares during the fourth quarter and a total of 9,157,139 shares during 2012

"2012 was a productive year for Scientific Games, with growth in revenue and attributable EBITDA, and the securing of a number of key contracts,” Chairman and Chief Executive Officer A. Lorne Weil commented. “We remain focused on the execution of our numerous business development opportunities as lotteries and gaming operators continue to pursue new sources of revenue.”

Mr. Weil continued, “We are also excited about the pending acquisition of WMS, which will combine our respective game content, technology, operational capabilities, geographic footprints and financial profiles to create an enterprise poised to capitalize on significant growth opportunities across our global lottery and gaming businesses. The transaction is also expected to be immediately accretive, creating value for our stockholders.”

Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer, added, "Our solid fourth quarter results reflected the benefits of our diverse, participation-based business model, which resulted in increases in revenue, attributable EBITDA and free cash flow. During 2012, we were also pleased to return over $68 million to stockholders in the form of share repurchases.”

Business Update

Our fourth quarter results reflected strength across the majority of our diverse global businesses. Revenue increased over 4% and attributable EBITDA rose 13%. We benefitted from solid lottery retail sales, not only in the U.S. but also notably in Italy, where instant ticket sales grew 3.9%.

Our U.S. customers’ retail sales of instant tickets increased 5.1% in the quarter and their sales of draw games grew 10.9%. Instant ticket sales continued to be propelled by strong performance in larger states, and draw sales benefited from a record Powerball® jackpot of $587.5 million in the quarter. These increases capped off a successful year for the U.S. lottery industry, with our customers’ instant ticket retail sales increasing 9.1% for 2012 and our Lottery Systems customers’ draw game retail sales growing 9.7%.

Instant ticket retail sales in China remained weak in the fourth quarter, although improving slightly compared to the third quarter’s year-over-year results. We continue to believe there is sustained consumer demand for lottery products in China, as retail sales of the overall lottery segment grew by 18% in 2012, but that competition from other lottery products is impacting instant ticket sales. We remain focused on improving sales trends by expanding the lottery retailer network and increasing our involvement in the game selection process.

As we mentioned last quarter, video gaming was launched in Illinois in early October, with statewide monitoring and control provided by our central system. The licensing approval process is ongoing and we believe the initial roll-out has proven successful, with approximately 4,200 machines installed and connected to our central system in over 1,000 locations.

During the quarter, our U.K. gaming business again experienced an increase in gross win per terminal per day; however, the loss of the William Hill contract and the 2011 closing of our over-the-counter business, along with a reduction in U.K. pub revenue and revenue generated outside the U.K., negatively impacted overall gaming revenue. While this is disappointing, we are pleased with our strong U.K. LBO machine performance, as evidenced by Ladbrokes’ results for fiscal 2012. Ladbrokes’ gross win per machine per week and gross win per shop per week increased by 10% and 11.5%, respectively, compared to fiscal 2011.

Looking ahead, while we expect the first half of the year to start off more slowly, we anticipate momentum will accelerate as the year progresses based on several business developments and initiatives which are planned to commence later in 2013.

Late last year, the consortium in Greece in which we own a 16.5% equity interest, was provisionally awarded a 12-year concession for the exclusive rights to the operation and management of instant ticket lotteries in Greece, with Scientific Games expected to be the exclusive instant ticket supplier. We believe that implementing the best practices we have successfully used with lotteries around the world will result in the successful re-launch of instant tickets in Greece.

We have made progress in our interactive business as well, with the Maryland Lottery signing on to become our eighth Properties Plus customer. We see additional opportunities in the pipeline and believe the Properties Plus program will help lead the way for states to begin providing internet-based offerings.

The most game-changing development is our pending acquisition of WMS, which we believe will be transformative for our Company. The merger of leading companies in lottery instant tickets, systems, gaming machines and interactive gaming would enable the combined company to offer a comprehensive scope of products and services to both government-sponsored and commercial customers in the lottery and gaming industries.

In addition to significantly enhancing our portfolio of lottery and gaming products and services, we believe the combination will broaden our revenue and geographic diversification, build our scale in gaming and create a compelling position in interactive gaming, all while delivering meaningful value to our stockholders through the deal’s expected immediate earnings per share accretion, the monetization of our tax attributes, significantly improved free cash flow and anticipated synergies. Scientific Games and WMS have many shared and complementary core competencies, which we believe we can capitalize on immediately following closing.

Having just recently announced the proposed acquisition, we are in the early stages of the integration planning process. In addition, WMS has filed its amended preliminary proxy statement for the transaction and we believe we are making meaningful progress towards securing the necessary regulatory approvals. The completion of the WMS acquisition remains subject to the approvals of WMS stockholders and gaming regulatory authorities and other customary closing conditions, and there can be no assurance that the merger will be completed.

In connection with the pending WMS acquisition, we currently expect to incur regulatory costs, professional fees and other expenses totaling approximately $4.0 million to $6.0 million in the first quarter of 2013, with additional transaction-related fees and expenses anticipated to be incurred throughout the balance of 2013.

Fourth Quarter 2012 Financial Results

Revenue

•	Revenue increase of 4.3% reflects growth in Printed Products and Lottery Systems segments, partially offset by a decline in Gaming

Operating Income

•	Decrease in operating income primarily reflects $33.8 million increase in depreciation and amortization, partially offset by a $6.8 million impact of a higher and more profitable revenue mix, $1.7 million decrease in selling, general and administrative and $0.2 million reduction in employee termination and restructuring
•	Higher depreciation and amortization principally reflects:
o	$24.0 million of accelerated depreciation of gaming terminals and software
o	$5.8 million of asset impairment charges on Lottery Systems contracts
•	Reduction in selling, general and administrative primarily due to:
o	$3.6 million decrease in accrual related to Asia-Pacific business incentive compensation plan
o	$1.1 million reduction in professional fees
o	Decreases partially offset by $1.4 million increase in accounts receivable reserves, $0.8 million increased severance expense, $0.8 million of incremental overhead from acquisition of Provoloto and $0.7 million increased compensation expense primarily related to growth initiatives

Net Income

•	Decline in net income reflected the decrease in operating income and was partially offset by the following:
o	$4.7 million increase in earnings from equity investments, primarily reflecting higher results from RCN and Italy, partially offset by lower results from Sportech

o	$2.3 million increase in other income principally due to decline in foreign exchange transaction expense
o	$1.7 million decrease in income tax expense

Attributable EBITDA

•	EBITDA from equity investments decreased by $0.3 million, as the $2.0 million increase in results from Italy was offset primarily by lower results from China and RCN
•	Attributable EBITDA increased by $10.2 million

Fourth Quarter 2012 Operating Results by Segment

($ in millions)

	Revenue		Operating Income (Loss)
	Three Months Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Printed Products	$129.6	$125.2	$34.1	$32.2
Lottery Systems	80.7	69.5	9.0	11.1
Gaming	38.9	44.4	(25.4)	2.8

Printed Products

Revenue

•	Revenue growth of 3.6% was driven primarily by a $5.5 million increase in sales to international customers principally in Italy and the U.K., a $1.6 million increase in sales to U.S. customers that purchase tickets on a percentage of sales basis, including cooperative services customers, and a $1.5 million benefit from the acquisition of Provoloto
•	Revenue increases were partially offset by the following:
o	$2.9 million decrease in licensed properties business
o	$2.0 million decrease in revenue from U.S. customers that compensate us based on a price per thousand units basis

Operating Income

•	Operating income increase reflected:
o	$3.2 million impact of a higher and more profitable mix of revenue
o	$1.4 million decrease in selling, general and administrative, principally due to a reduction in the accrual for incentive compensation expense
•	The increase in operating income was partially offset by the following:
o	$1.7 million increase in depreciation and amortization, primarily related to a write-down of software development costs
o	$1.1 million of employee termination and restructuring costs related to the closing of our Australian printing facility

Lottery Systems

Revenue

•	Revenue increase of 16.1% primarily reflected $10.8 million of higher sales revenue from increased demand for equipment and systems from both U.S. and international customers
•	Service revenue increased $0.6 million, as $4.1 million increase in U.S. revenue, driven in part by a record Powerball jackpot, was substantially offset by $3.0 million decline in international revenue principally attributable to $1.8 million decrease from China

Operating Income

•	Decrease in operating income primarily reflects $6.8 million increase in depreciation and amortization, resulting principally from $5.8 million in non-cash asset impairment charges
•	Operating income decrease partially offset by $4.3 million impact of higher revenue and $0.4 million decrease in selling, general and administrative

Gaming

Revenue

•	Revenue decrease of 12.3% principally resulted from lower service revenue that reflects $2.0 million impact from loss of the William Hill contract, $1.9 million reduction primarily due to exiting Austrian over-the-counter business, $1.6 million decline in results outside the U.K. and $1.0 million reduction in revenue from our pub business
•	Decline in sales revenue primarily reflects exit from Barcrest’s analog machine business
•	Revenue decline partially offset by $1.3 million increase in U.K. LBO business, which benefitted from increase in gross win per terminal per day

Operating Income

•	In addition to the impact from revenue decline, decrease in operating income primarily due to:
o	$25.3 million increase in depreciation and amortization
o	$3.2 million increase in selling, general and administrative
•	Increase in depreciation and amortization principally reflects:
o	$12.5 million write-down of terminals and software in our pub business
o	$10.2 million write-down of LBO terminals primarily related to customers transitioning to newer generation machines
•	Increase in selling, general and administrative primarily due to:
o	$1.8 million increase in professional fees
o	$1.4 million increase in accounts receivable reserves

Liquidity and Capital Resources

•	At December 31, 2012, cash and cash equivalents of $109.0 million and availability under revolving credit facility of $206.2 million
•	Total debt of $1,468.2 million as of December 31, 2012 increased from $1,390.7 million at December 31, 2011, primarily reflecting the issuance of $300 million of 2020 Notes and the redemption of $200 million of 2016 Notes during the third quarter, and the reduction of our China loans by approximately $15.7 million during 2012
•	Free cash flow for the fourth quarter was $17.5 million, compared to ($5.1) million in prior-year quarter, principally due to higher margins, lower selling general and administrative expenses and reduced cash interest payments, partially offset by increased capital expenditures
•	Received return of capital payments from equity investments in LNS of $5.9 million and ITL of $0.6 million in fourth quarter of 2012; these amounts are not included in free cash flow metric
•	Received $11.3 million in cash dividends from equity investments in fourth quarter of 2012
•	Common stock repurchases:
o	Fourth quarter 2012: 2,735,233 shares for approximately $21.1 million
o	Fiscal 2012: 9,157,139 shares for approximately $68.5 million

Pending Acquisition of WMS Industries Inc.

As previously announced on January 31, 2013, Scientific Games entered into an agreement to acquire WMS for $26.00 in cash per common share, or approximately $1.5 billion in the aggregate.

Completion of the transaction remains subject to approvals by WMS stockholders and gaming regulatory authorities and other customary closing conditions.  Scientific Games is in the process of filing for the required gaming approvals. On March 8, 2013, WMS filed an amended preliminary proxy statement with the Securities and Exchange Commission relating to a special meeting of WMS' stockholders to consider and approve the merger agreement. On March 11, 2013, Scientific Games received notice from the Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) in connection with the merger. Termination of the HSR Act waiting period satisfies one of the conditions required for completion of the merger. Scientific Games has obtained commitments for a term loan facility of $2.3 billion and a revolving credit facility of $300 million to finance the acquisition and continues to expect the transaction to close by the end of 2013. However, no assurance can be given that the merger will be completed.

Conference Call Details

Scientific Games will host a conference call today at 5:00 pm Eastern Time to review these results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 202-0886 (U.S. and Canada) or (617) 213-8841 (international). The conference ID is 56522020.

A presentation summarizing the results will also be provided in the Investor Information section on our website prior to the conference call. A replay of the webcast and accompanying presentation will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games' integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming terminals and associated gaming control systems. For more information, please visit our website at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “should,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure of our Northstar joint venture to meet the net income targets or otherwise realize the anticipated benefits under its private management agreement with the Illinois Lottery; the seasonality of our business; inability to obtain the approvals required to complete the merger with WMS; failure to complete the merger with WMS or, if completed, failure to achieve the intended benefits of such merger; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the potential expansion of regulated gaming via the internet; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with international operations; influence of certain stockholders; dependence on key personnel; failure to perform under our contracts; resolution of pending or future litigation; labor matters and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Attributable EBITDA, as used herein, is based on the definition of "consolidated EBITDA" in our credit agreement (summarized below), except that attributable EBITDA as used herein includes our share of the EBITDA of all of our equity investments (whereas "consolidated EBITDA" for purposes of the credit agreement generally includes our share of the EBITDA of our Italian joint venture but only the income of our other equity investments to the extent it has been distributed to us). Attributable EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income (loss) in a schedule below.

Attributable EBITDA includes adjustments only to the extent contemplated by the definition of “consolidated EBITDA” in our credit agreement (which adjustments are summarized in the paragraph below). Note that the adjustment referred to in clause (9) in the paragraph below was added to the definition of “consolidated EBITDA” as part of the March 11, 2011 amendment to our credit agreement and revised as part of the August 25, 2011 amendment to our credit agreement.

"Consolidated EBITDA" means, for any period, "consolidated net income" as defined in the credit agreement (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our equity investments (other than our Italian joint venture) except to the extent that such income has been distributed to us) for such period plus, to the extent deducted in calculating such consolidated net income for such period, the sum of (1) income tax expense, (2) depreciation and amortization expense, (3) interest expense (other than any interest expense of our Italian joint venture in respect of debt for borrowed money of such joint venture if such debt exceeds $25,000,000 in the aggregate), (4) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt (see line item captioned “Debt-Related Fees and Charges” in the schedules below), (5) amortization of intangibles (including goodwill) and organization costs (see line item captioned “Amortization of Intangibles” in the schedules below), (6) earn-out payments with respect to certain acquisitions that we have made or any other “permitted acquisitions”(generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments (see line item captioned “Earn-Outs for Permitted Acquisitions” in the schedules below), (7) extraordinary charges or losses determined in accordance with GAAP, (8) non-cash stock-based compensation expenses, (9) any cash compensation expense incurred but not paid in such period so long as no cash payment in respect thereof is made or required to be made prior to the scheduled maturity of the borrowings under the credit agreement (provided that up to $993,000 of non-cash compensation expense accrued prior to August 25, 2011 may be added back notwithstanding that cash payments may be required to be made in respect thereof prior to the scheduled maturity of the borrowings) (see line item captioned “Deferred Contingent Compensation Expense” in the schedules below), (10) up to $3,000,000 of expenses, charges or losses resulting from certain Peru investments (see line item captioned “Peru Investment Expenses, Charges or Losses” in the schedules below), (11) the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP (see line item captioned “Non-Recurring Write-Offs under GAAP” in the schedules below), (12) advisory fees and related expenses paid to advisory firms in connection with “permitted acquisitions” (see line item captioned “Acquisition Advisory Fees” in the schedules below), (13) certain specified "permitted add-backs" (i.e., (A) up to $15,000,000 (less the amount of certain permitted pro forma adjustments to “consolidated EBITDA” in connection with material acquisitions) of charges incurred during any 12-month period in connection with (i) reductions in workforce, (ii) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (iii) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (iv) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech Limited or its affiliates, and (B) reasonable and customary costs incurred in connection with amendments to the credit agreement) (see line item captioned “Specified Permitted Add-Backs” in the schedules below) (provided that the foregoing items (1) through (13) do not include write-offs or write-downs of accounts receivable or inventory and, except with respect to “permitted add-backs”, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period), (14) to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process (see line item captioned “Italian Concession Obligations” in the schedules below), (15) restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing and venue management businesses, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7,325,000 (see line item captioned “Racing Disposition Charges and Expenses” in the schedules below) and (16) up to 5,250,000 pounds Sterling during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech Limited or its affiliates and for software services provided to Global Draw or Games Media by Playtech Limited or its affiliates (see line item captioned “Playtech Royalties and Fees” in the schedules below), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (1) interest income, (2) extraordinary income or gains determined in accordance with GAAP and (3) income or gains with respect to earn-out payments with respect to acquisitions referred to above (see line item captioned “Income on Earn-Outs for Permitted Acquisitions” in the schedules below), provided that the aggregate amount of “consolidated EBITDA” that is attributable to the Company’s interest in its Italian joint venture that would not have otherwise been permitted to be included in “consolidated EBITDA” prior to giving effect to the March 11, 2011 amendment to the credit agreement will be capped at $25,000,000 in any period of four consecutive fiscal quarters (or $30,000,000 in the case of any such period ending on or prior to June 30, 2012). “Consolidated EBITDA” is also subject to certain adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. The foregoing definitions of “consolidated net income” and “consolidated EBITDA” are qualified in their entirety by reference to the full text of such definitions in our credit agreement, which was amended and restated on August 25, 2011, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2011.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from equity investments, as included herein, represents our share of EBITDA from equity investments, which is defined as equity in earnings from our equity investments (whether or not any such earnings have been distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

The Company’s management uses the foregoing non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations, as well as the performance of its equity investments, which have become a more significant part of the Company’s business; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Accordingly, the Company’s management believes that these non-GAAP financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

In addition, the Company’s management believes that attributable EBITDA is helpful in assessing the overall operating performance of the Company and its equity investments and highlighting trends in the Company’s and its equity investees’ core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from the Company’s and its equity investees’ earnings financial items that management believes have less bearing on the Company’s and its equity investees’ performance, such as income tax expense, depreciation and amortization expense and interest (income) expense.  Moreover, management believes attributable EBITDA is useful to investors because a significant and increasing amount of the Company’s business is through its equity investments. Management further believes that attributable EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  Management believes that EBITDA from equity investments is helpful in monitoring the financial performance of the Company’s equity investments and eliminates from the equity investees’ earnings financial items that management believes have less bearing on the equity investments’ performance.

The Company’s management also believes attributable EBITDA is useful to investors because the definition is derived from the definition of “consolidated EBITDA” in our credit agreement, which is used to calculate the Company’s compliance with the financial covenants contained in the credit agreement. Moreover, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures) from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account changes in applicable accounting rules during the year)).

Accordingly, the Company’s management believes that the presentation of the non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP. The non-GAAP financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The non-GAAP financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Instant tickets	$126,257	$122,303	$493,642	$493,275
Services	90,774	94,429	352,317	331,701
Sales	32,212	22,347	94,643	53,746
Total revenue	249,243	239,079	940,602	878,722

Operating expenses:
Cost of instant tickets (1)	71,080	70,414	282,548	281,565
Cost of services (1)	47,029	48,430	181,108	171,374
Cost of sales (1)	21,104	16,957	65,053	38,340
Selling, general and administrative	51,087	52,382	188,813	183,022
Employee termination and restructuring	751	967	11,502	1,997
Depreciation and amortization	64,525	30,701	173,370	118,603
Operating income (loss)	(6,333)	19,228	38,208	83,821
Other income (expense):
Interest expense	(24,935)	(25,542)	(100,008)	(104,703)
Earnings from equity investments	6,611	1,922	28,073	29,391
Early extinguishment of debt	-	-	(15,464)	(4,185)
Other income (expense), net	1,278	(1,070)	1,185	(911)
Total other expense	(17,046)	(24,690)	(86,214)	(80,408)
Income (loss) before income tax expense	(23,379)	(5,462)	(48,006)	3,413
Income tax expense	1,345	3,071	14,621	15,983
Net income (loss)	$(24,724)	$(8,533)	$(62,627)	$(12,570)

Net income (loss) per share:
Basic net income (loss)	$(0.29)	$(0.09)	$(0.70)	$(0.14)
Diluted net income (loss)	$(0.29)	$(0.09)	$(0.70)	$(0.14)
Weighted average number of shares:
Basic shares	84,902	92,187	90,011	92,068
Diluted shares	84,902	92,187	90,011	92,068

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in thousands)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$109,015	$104,402
Other current assets	375,878	301,154
Property and equipment, net	376,877	426,488
Equity investments	316,234	340,494
Other long-term assets	1,008,904	989,373
Total assets	$2,186,908	$2,161,911

Liabilities and Stockholders' Equity:
Current portion of long-term debt	$16,458	$26,191
Other current liabilities	239,889	210,902
Long-term debt, excluding current portion	1,451,708	1,364,476
Other long-term liabilities	114,062	116,628
Stockholders' equity	364,791	443,714
Total liabilities and stockholders' equity	$2,186,908	$2,161,911

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA
(Unaudited, in thousands)

	Three Months Ended December 31, 2012
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$126,257	$-	$-	$-	$126,257
Services	-	56,074	34,700	-	90,774
Sales	3,349	24,646	4,217	-	32,212
Total revenue	129,606	80,720	38,917	-	249,243
Cost of instant tickets (1)	71,080	-	-	-	71,080
Cost of services (1)	-	29,744	17,285	-	47,029
Cost of sales (1)	2,324	16,594	2,186	-	21,104
Selling, general and administrative	10,478	6,318	8,597	19,064	44,457
Stock-based compensation	850	566	447	4,767	6,630
Employee termination and restructuring	1,058	-	(307)	-	751
Depreciation and amortization	9,711	18,521	36,144	149	64,525
Operating income (loss)	$34,105	$8,977	$(25,435)	$(23,980)	$(6,333)

	Three Months Ended December 31, 2011
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$122,303	$-	$-	$-	$122,303
Services	-	55,445	38,984	-	94,429
Sales	2,854	14,081	5,412	-	22,347
Total revenue	125,157	69,526	44,396	-	239,079
Cost of instant tickets (1)	70,414	-	-	-	70,414
Cost of services (1)	-	29,929	18,501	-	48,430
Cost of sales (1)	1,778	9,549	5,630	-	16,957
Selling, general and administrative	11,880	6,689	5,349	22,219	46,137
Stock-based compensation	868	602	259	4,516	6,245
Employee termination and restructuring	-	-	967	-	967
Depreciation and amortization	8,001	11,706	10,854	140	30,701
Operating income (loss)	$32,216	$11,051	$2,836	$(26,875)	$19,228

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA
(Unaudited, in thousands)

	Twelve Months Ended December 31, 2012
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$493,642	$-	$-	$-	$493,642
Services	-	209,585	142,732	-	352,317
Sales	11,526	62,092	21,025	-	94,643
Total revenue	505,168	271,677	163,757	-	940,602
Cost of instant tickets (1)	282,548	-	-	-	282,548
Cost of services (1)	-	113,918	67,190	-	181,108
Cost of sales (1)	7,569	40,275	17,209	-	65,053
Selling, general and administrative	42,223	24,109	29,906	68,416	164,654
Stock-based compensation	3,394	2,267	1,753	16,745	24,159
Employee termination and restructuring	5,852	-	5,650	-	11,502
Depreciation and amortization	40,953	54,474	77,345	598	173,370
Operating income (loss)	$122,629	$36,634	$(35,296)	$(85,759)	$38,208

	Twelve Months Ended December 31, 2011
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$493,275	$-	$-	$-	$493,275
Services	-	205,801	125,900	-	331,701
Sales	9,664	36,528	7,554	-	53,746
Total revenue	502,939	242,329	133,454	-	878,722
Cost of instant tickets (1)	281,565	-	-	-	281,565
Cost of services (1)	-	109,016	62,358	-	171,374
Cost of sales (1)	5,928	25,134	7,278	-	38,340
Selling, general and administrative	45,830	21,736	14,969	78,949	161,484
Stock-based compensation	3,439	1,977	1,439	14,683	21,538
Employee termination and restructuring	-	-	1,997	-	1,997
Depreciation and amortization	32,746	46,891	38,435	531	118,603
Operating income (loss)	$133,431	$37,575	$6,978	$(94,163)	$83,821

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ATTRIBUTABLE EBITDA
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income (loss)	$(24,724)	$(8,533)	$(62,627)	$(12,570)
Add: Income tax expense	1,345	3,071	14,621	15,983
Add: Depreciation and amortization	64,525	30,701	173,370	118,603
Add: Interest expense	24,935	25,542	100,008	104,703
Add: Early extinguishment of debt	-	-	15,464	4,185
Add/Less: Other (income) expense	(1,278)	1,070	(1,185)	911
EBITDA	$64,803	$51,851	$239,651	$231,815

Credit Agreement adjustments:
Add: Debt-Related Fees and Charges (1)	$28	$851	$15,592	$5,157
Add: Amortization of Intangibles	-	-	-	-
Add: Earn-outs for Permitted Acquisitions	-	-	-	105
Add: Extraordinary Charges or Losses under GAAP	-	-	-	-
Add: Non-Cash Stock-Based Compensation Expenses	6,630	6,245	24,159	21,538
Add: Deferred Contingent Compensation Expense	-	-	-	993
Add: Non-Recurring Write-Offs under GAAP	228	66	228	390
Add: Acquisition Advisory Fees (2)	319	606	1,475	2,193
Add: Specified Permitted Add-Backs (2) (3)	2,876	2,685	15,000	8,782
Add: Italian Concession Obligations	-	-	-	-
Add: Racing Disposition Charges and Expenses	-	-	-	96
Add: Playtech Royalties and Fees	1,819	1,597	7,183	3,250
Less: Interest Income	(29)	(74)	(385)	(348)
Less: Extraordinary Income or Gains under GAAP	-	-	-	-
Less: Income on Earn-Outs for Permitted Acquisitions	-	-	-	-

Adjustments to conform to Credit Agreement definition:
Add/Less: Other (income) expense (4)	1,278	(1,070)	1,185	(911)
Less: Early extinguishment of debt	-	-	(15,464)	(4,185)
Less: Earnings from equity investments	(6,611)	(1,922)	(28,073)	(29,391)
Add: EBITDA from equity investments	19,213	19,481	82,748	88,006
Attributable EBITDA	$90,554	$80,316	$343,299	$327,490

EBITDA from equity investments (5):
Earnings from equity investments	$6,611	$1,922	$28,073	$29,391
Add: Income tax expense	1,770	2,167	11,020	12,079
Add: Depreciation and amortization	10,707	11,893	40,591	39,387
Add: Interest expense, net of other	125	3,499	3,064	7,149
EBITDA from equity investments	$19,213	$19,481	$82,748	$88,006

(1) Amounts reflect write-off of unamortized deferred financing costs in connection with early extinguishment of debt and other debt-related fees and charges.

(2) Amounts for the three and twelve months ended December 31, 2012 reflect a reallocation of $157,000 from Specified Permitted Add-Backs to Acquisition Advisory Fees as permitted in the Credit Agreement.

(3) Amounts include management transition expenses, transaction expenses and restructuring expenses.

(4) Amounts include foreign exchange transactions, interest income, minority interest and other items.

(5) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Sportech Plc, Sciplay (through January 23, 2012), Beijing Guard Libang Technology Co., Ltd. and Northstar Lottery Group, LLC (beginning March 1, 2011).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$48,822	$18,451	$156,750	$171,078

Less: Capital expenditures	(3,005)	(2,714)	(12,199)	(8,577)
Less: Lottery and gaming systems expenditures	(14,054)	(9,487)	(44,776)	(43,459)
Less: Other intangible assets and software expenditures	(14,247)	(11,312)	(54,357)	(39,848)
Total Capital Expenditures	$(31,306)	$(23,513)	$(111,332)	$(91,884)

Free cash flow	$17,516	$(5,062)	$45,418	$79,194

For the fourth quarter ended December 31, 2012, the Company received return of capital payments from its equity investments in LNS of $5.9 million and ITL of $0.6 million. For the fourth quarter ended December 31, 2011, the Company received a return of capital payment from its equity investment in LNS of $11.2 million.

For the third quarter ended September 30, 2012, the Company received no return of capital payments from its equity investments. For the third quarter ended September 30, 2011, the Company received a return of capital payment from its equity investment in LNS of $0.4 million.

For the second quarter ended June 30, 2012, the Company received return of capital payments from its equity investments in LNS of $15.1 million and ITL of $0.9 million. For the second quarter ended June 30, 2011, the Company received return of capital payments from its equity investment in LNS of $6.3 million.

For the first quarter ended March 31, 2012, the Company received return of capital payments from its equity investment in ITL of $2.2 million. For the first quarter ended March 31, 2011, the Company received no return of capital payments from its equity investments.

During the year ended December 31, 2011, the Company invested $31.2 million in its equity investment which funds the acquisition of gaming terminals.

These items were not included in the Company's Free Cash Flow metric.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited, in millions, except terminals and ASP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Italy - Gratta e Vinci (1):
Retail Sales (Euros) (1)	2,468	2,376	9,764	10,151

China - China Sports Lottery (1):
Retail Sales (RMB)	4,541	5,334	18,021	20,031
Tickets Sold	602	684	2,403	2,781
ASP (RMB)	7.54	7.80	7.50	7.20

	As of December 31,
Terminal installed base at end of period:	2012	2011
Global Draw	25,848	27,138
Games Media	2,467	3,634
Barcrest	2,723	4,936

(1) Information provided by third-party lottery operators.